Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into this March 16, 2018 (the “Effective Date”), by and between EQUITY BANK, a Kansas banking corporation (the “Bank”), and CRAIG L. ANDERSON, an individual (“Executive”).

RECITALS

WHEREAS, Executive is willing and desires to be employed by the Bank, and the Bank is willing to employ Executive, upon the terms, covenants and conditions hereinafter set forth.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Bank and Executive hereby agree as follows:

1.    Employment. The Bank agrees to employ Executive, and Executive agrees to accept such employment, on the terms and conditions hereinafter provided.

2.    Term. The term of this Agreement shall be for an initial period of three (3) years commencing as of the Effective Date, and shall be automatically renewed for successive one-year periods thereafter, unless terminated pursuant to Section 6 below; provided, however, that Executive’s obligations in Section 5 below shall continue in effect after such termination.

3.    Title, Duties and Responsibilities. The Bank hereby employs Executive as its Chief Operating Officer-Executive Vice President (“COO”) or other title as designated by the Bank’s CEO in his sole discretion, subject to the supervision and direction of the Bank’s CEO or other executive as designated by the Bank’s CEO in his sole discretion (the “Supervisor”). Executive shall have such duties as may be assigned to him from time to time by the Supervisor commensurate with his experience and ordinary responsibilities and regulatory requirements for the position for which he is employed. Such duties shall be exercised subject to the control and supervision of the Supervisor. The Bank shall employ Executive on a full-time basis, and Executive shall devote his full time and professional efforts to the performance of his assigned duties. The foregoing specifications are not intended as a complete itemization of the duties Executive shall perform and undertake on behalf of the Bank in satisfaction of his employment obligations under this Agreement.

4.    Compensation and Benefits.

(a)    Base Compensation. For all services rendered by Executive under this Agreement, the Bank shall pay Executive a base salary of Three Hundred Fifty Thousand Dollars ($350,000) per annum, payable in equal installments in accordance with the Bank’s normal payroll practices, effective as of the Effective Date (the “Base Salary”). The amount of the Base Salary may be reviewed at any time and from time to time by the Supervisor and shall be reviewed at least annually, but shall not be reduced. No such change upward shall in any way abrogate, alter, terminate or otherwise affect the other terms of this Agreement.

(b)    Annual Incentive Payment. From the Effective Date and with respect to each fiscal year or portion of a fiscal year of the Bank ending during the term hereof, the

Executive shall be eligible to receive an annual incentive payment (the “Incentive Payment”) in accordance with the terms of any applicable incentive plan of the Bank (an “Incentive Plan”) and subject to the achievement of any performance goals established by the Bank. The Executive’s target Incentive Payment opportunity (the “Target Incentive Payment”) under the Incentive Plan applicable to the Executive for each fiscal year during the term hereof shall be 65% of his Base Salary in the form of cash compensation for that year. Such target incentive percentage may be increased but not decreased in the sole discretion of the Bank. Any earned Incentive Payment shall be paid to the Executive pursuant to the terms of the applicable incentive plan; provided, however, that any such Incentive Payment for a fiscal year shall be paid to the Executive no later than the last day of February following the close of such fiscal year, unless the Bank or Executive shall elect to defer the receipt of such Incentive Payment pursuant to an arrangement that meets the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). If Executive’s employment is terminated by the Bank for Cause or Executive voluntarily resigns without Good Reason prior to such date, Executive will forfeit his right to receive any payments under this Section 4(b).

(c)    Equity Compensation. Within 10 days following the Effective Date, Equity Bancshares, Inc., a Kansas corporation and the bank holding company for the Bank (“Bancshares”), will grant Executive an equity award (the “2018 Equity Award”) having a target value equal to 50% of your Base Salary. One-half of the target value of the 2018 Equity Award will be granted in the form of time-based restricted stock units that vest in three equal annual installments beginning on the first anniversary of the Effective Date. The remaining 50% of the 2018 Equity Award will be granted in the form of performance-based restricted stock units subject to the performance vesting conditions set forth in Confidential Schedule A. With respect to the 2019 fiscal year and each fiscal year or portion of a fiscal year of Bancshares thereafter ending during the term hereof, Executive will be eligible to receive additional annual equity awards (“Annual Equity Awards”) having a target value equal to 50% of Executive’s then-current Base Salary. The 2018 Equity Award and each Annual Equity Award, if awarded, shall be governed by the terms of a separate written award agreement. If Executive’s employment is terminated by the Bank for Cause or Executive voluntarily resigns without Good Reason, Executive will forfeit the unvested portion of the 2018 Equity Award and Annual Equity Awards.

(d)    Vacation and Management Benefits. Executive shall be entitled to (i) four (4) weeks annual paid vacation (which shall not accumulate from year to year and shall be “paid” upon termination pursuant to Section 7); (ii) sick leave in accordance with Bank policy; (iii) benefits similarly provided to other executive officers of the Bank with similar job responsibilities, including but not limited to health insurance, appropriate county club membership, short term incentives, long term incentives and expenses. All benefits shall be administered in accord with the Bank’s written policies.

(e)    Reimbursement. Executive shall be reimbursed for all reasonable “out-of-pocket” business expenses for continuing training and education, business travel and business entertainment (and where appropriate for business reasons, the business travel and business entertainment of his spouse) incurred in connection with the performance of his duties under this Agreement. The reimbursement of Executive’s business expenses shall be upon monthly presentation to and approval by the Supervisor (in accordance with Bank’s expense reimbursement policy) of valid receipts and other appropriate documentation for such expenses, and in accordance with applicable governmental bank regulations.

(f)    Restrictions on Reimbursements, Gross-Ups and In-Kind Benefits. Any reimbursements, gross-ups or in-kind benefits to be provided pursuant to this Agreement (including but not limited to the benefits described in Sections 4(d) and 4(e)) which are taxable to Executive shall be subject to the following restrictions: (i) each reimbursement or gross-up must be paid no later than the last day of the calendar year following Executive’s tax year during which the expense was incurred or tax was remitted, as the case may be; (ii) the amount of expenses or taxes eligible for reimbursement or in-kind benefits or gross-ups provided, during a tax year of Executive may not affect the expenses or taxes eligible for reimbursement or in-kind benefits or gross-ups to be provided, in any other tax year of Executive; (iii) the period during which any reimbursement or gross-up may be paid or in-kind benefit may be provided shall end two years after termination of this Agreement; and (iv) the right to reimbursement, gross-up or in-kind benefits is not subject to liquidation or exchange for another benefit.

5.    Confidentiality of Trade Secrets; Non-Solicitation.

(a)    Trade Secrets. Other than in the performance of his duties hereunder, Executive agrees not to disclose, either during the term of Executive’s employment by the Bank or thereafter, to any person, firm or corporation, any confidential information concerning the business affairs, the trade secrets, the customer lists or similar information of the Bank. Without limitation, any unique technique, method, process or technology used by the Bank shall be considered a “trade secret” for the purposes of this Agreement. This paragraph shall survive the expiration or termination of this Employment Agreement for any reason. Executive understands and acknowledges that nothing in this Section 5(a) limits his ability to communicate with any government agencies or otherwise participate in any investigation or proceeding that may be conducted by any government agencies in connection with any charge or complaint, whether filed by Executive, on Executive’s behalf, or by any other individual.

(b)    Ownership of Trade Secrets; Assignment of Rights. Executive hereby agrees that all know-how, documents, reports, plans, proposals, marketing and sales plans, client lists, client files and materials made by Executive, or made or otherwise possessed by the Bank, are the property of the Bank and shall not be used by Executive in any way adverse to the Bank’s interests. Executive shall not deliver, reproduce or in any way allow such documents or things to be delivered to or used by any third party other than as reasonably necessary to carry out Executive’s duties without specific direction or consent of the Supervisor. Executive hereby assigns to the Bank any rights which Executive may otherwise have in any such trade secret or proprietary information and agrees to execute any further documents reasonably requested to secure the assignment.

(c)    Non-Solicitation. Executive covenants and agrees that both during Executive’s employment with the Bank and for a period of twenty four (24) months after his termination of employment with the Bank for any reason, Executive shall not engage in the following acts of “solicitation”:

(i)	directly or indirectly, whether as an individual for Executive’s own account, or on behalf of any other person, firm, corporation, partnership, joint venture or entity whatsoever, solicit or endeavor to entice away from the Bank any employee who is employed by the Bank;

(ii)	directly or indirectly through any other individual or entity, solicit, entice, persuade or induce any individual or entity to terminate, reduce or refrain from forming, renewing or extending its relationship, whether actual or prospective, with the Bank; or

(iii)	directly or indirectly through any other individual or entity, solicit, entice, persuade or induce any individual or business that was a customer of Bank during the term of Executive’s employment with Bank to do business with any individual or entity with respect to matters that the Bank did business or was attempting to do with such customer either during the term of Executive’s employment with the Bank or during the term of this solicitation prohibition.

(d)    Conflicting Activities. Executive shall not, during the term of this Agreement, be engaged in any other outside business activity without the prior written consent of the Supervisor with the exception of paid Board membership with non-competing companies, as approved by the Supervisor; provided, however, that this restriction shall not be construed as preventing Executive from investing his personal assets in publicly traded stocks and bonds and similar passive assets.

(e)    Acknowledgment, Enforceability. Executive acknowledges that, in exchange for the execution of the terms set forth in this Section 5, he has received substantial, valuable consideration, and that this Section 5 is the result of arms-length negotiations. Executive further acknowledges and agrees that this consideration constitutes fair and adequate consideration for the execution of the restriction set forth in this Section.

(i)	Executive agrees that the restrictions set forth above are ancillary to an otherwise enforceable agreement and supported by independent valuable consideration as required by Kansas law. Executive further agrees that the limitations as to time, geographical area, and scope of activity to be restrained by this Section are reasonable and acceptable, and do not impose any greater restraint than is reasonably necessary to protect the trade secrets, proprietary information, goodwill and other business interests of the Bank. Executive agrees that if, at some later date, a court of competent jurisdiction determines that the agreement set forth in this Section does not meet the criteria established by Kansas law, this Section may be reformed by the court and enforced to the maximum extent permitted under Kansas law.

(ii)	This Section 5 shall survive any expiration, non-renewal or termination of the Agreement or any termination of Executive’s employment with the Bank. To the extent that any provision of this Section 5 conflicts with the terms or provisions of any other agreement between the Bank and Executive, the terms of this Section 5 shall control for the applicable restriction period thereafter.

(iii)	All of the covenants in this Section shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Executive against the Bank, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Bank of such covenants.

(iv)	It is specifically agreed that any restriction period stated in this Section 5 during which the agreements and covenants of Executive shall be effective, shall be computed by excluding from such computation any time during which Executive is in violation of any provision of this Section.

6.    Termination. Notwithstanding anything to the contrary contained herein, Executive’s employment with the Bank and this Agreement shall terminate upon the occurrence of any of the following:

(a)    Basis of Termination.

(i)	Executive’s employment hereunder may be terminated at any time by mutual agreement of the parties.

(ii)	This Agreement shall automatically terminate upon the Executive’s death or the date Executive becomes permanently incapacitated. “Permanent Incapacity” as used herein, shall mean mental or physical incapacity, or both reasonably determined by the Supervisor based upon an opinion of Executive’s regularly attending physician or other qualified physician, rendering Executive unable to perform substantially all of his duties hereunder and which appears reasonably certain to continue for at least twelve consecutive months without substantial improvement. Executive shall be deemed to have “become permanently incapacitated” on the date the Supervisor has determined that Executive is permanently incapacitated and so notifies Executive.

(iii)	Executive’s employment may be terminated by the Bank with “cause,” effective upon delivery of written notice to Executive given at any time (without any necessity for prior notice) if any of the following shall occur:

(1)	a violation of a material business directive of the Supervisor which is demonstrably willful and deliberate on Executive’s part and not remedied within a reasonable time period after receipt of written notice from the Supervisor;

(2)	(A) a felony conviction; (B) any other criminal conviction involving Executive’s theft, dishonesty, or moral turpitude; (C) continuing or habitual drug or alcohol use to an extent that interferes with the performance of Executive’s duties; or (D) Executive’s bankruptcy;

(3)	Material breach of any material term of this Agreement; or

(4)	Failure to materially perform his duties to the satisfaction of any regulatory agency responsible for supervision of the Bank.

(b)    Termination by Executive with Notice. Executive may terminate his employment hereunder by giving the Bank sixty (60) days’ prior written notice, which termination shall be effective on the 60th day following such notice (the “Notice Termination Date”). The Bank may, in lieu of continuing performance during the 60-day notice period, pay Executive his salary for the balance of the 60-day notice period without requiring further performance by Executive.

(c)    Termination of Executive without Notice. Executive’s employment may be terminated by the Bank for any reason other than death, permanent incapacity (as defined in paragraph 6(a)(ii) above), or cause (as defined in paragraph 6(a)(iii) above) by giving fifteen (15) days’ prior written notice to Executive and such termination shall be effective as of the date of termination stated in such notice.

(d)    Termination by Executive for Good Reason. Executive may terminate his employment for “good reason”. For purposes of this Agreement, good reason means any material breach by the Bank of any provision of this Agreement.

(e)    Nonrenewal. Either the Bank or Executive may terminate this Agreement and the employment relationship that existed between them by giving written notice to the other not less than ninety (90) days before the end of the initial term hereof, or any subsequent renewal term.

(f)    Termination of Executive “Non-Performance”. Executive’s employment may be terminated by the Bank for “non-performance,” effective upon delivery of written notice to Executive given at any time (without any necessity for prior notice) if any one of the following shall occur:

(i)	failure to substantially perform his duties to the satisfaction of the Supervisor; or

(ii)	extended absences from the Bank aggregating six (6) months or more due to illness or disability within a twelve (12) month period.

(g)    If the Executive is a member of the Board of Directors of either Bancshares or the Bank and the Executive’s employment is terminated by the Bank or by the Executive pursuant to Section 6, Executive shall immediately resign from his position(s) on the Board(s) of Directors of Bancshares and the Bank, effective as of the date his employment is terminated.

7.    Payment upon Termination.

(a)    Upon termination pursuant to Sections 6(a) or (f)(ii), the Bank shall pay to Executive within ten (10) days after termination an amount equal to the sum of Executive’s Base Salary accrued to the date of termination, plus any unreimbursed expenses, vacation pay, and other benefits accrued to the date of termination.

(b)    Upon termination pursuant to Sections 6(b) or (f)(i), the Bank shall pay to Executive, consistent with the Bank’s payroll practices (subject to the acceleration of contemplated by Section 6(b)), an amount equal to Executive’s Base Salary through the Notice Termination Date, plus any unreimbursed expenses, vacation pay, and other benefits accrued through the Notice Termination Date.

(c)    Upon termination pursuant to Sections 6(c), (d), or (e), the Bank shall pay to Executive within ten (10) days after termination an amount equal to the sum of all compensation due to Executive under Section 4 accrued to the date of termination, including, without limitation, Executive’s Base Salary, bonus, vacation and management benefits, unreimbursed expenses, and other benefits. In addition, the Bank shall pay Executive an amount equal to twelve (12) months of Executives’ Base Salary, subject to Executive signing a general release of claims in a form reasonably acceptable to the Bank within twenty-one (21) days or forty-five (45) days, whichever period is required by applicable law. If Executive is in material breach of any of his obligations under Section 5 of this Agreement, the Bank may cease making these payments. If the Bank’s headquarters relocates from Wichita for any reason Executive is entitled to relocate or terminate according to Section 6(d).

(d)    In addition to an amount equal to the sum of Executive’s Base Salary accrued to the date of a Change in Control Termination (defined below), plus any unreimbursed expenses, vacation pay, and other benefits accrued to the date of a Change in Control Termination, within thirty (30) days after a Change in Control Termination, the Bank shall pay Executive an amount equal to 1.00 times the sum of (i) the immediately prior year’s Base Salary and (ii) all additional cash compensation paid by the Bank and received by Executive during such year (but for the avoidance of doubt, it shall not include the value of any stock-based compensation) (“Change in Control Payment”); provided that in the event it is determined that any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Internal Revenue Code), would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code, then the Change in Control Payment under this Agreement shall be reduced by the maximum amount that may be paid without resulting in the imposition of excise tax on the Executive under Section 4999 of the Internal Revenue Code. Any required reduction in the Change in Control Payment pursuant to the foregoing shall be accomplished by first reducing the amount of cash payments due under Section 4 and then by any other cash payments due to Executive. All determinations to be made under this Section 7(d) shall be made by an independent public accounting firm selected by the Bank immediately prior to the Change in Control Termination, which shall provide its determinations and any supporting calculations both to the Bank and Executive within ten (10) days after the Change in Control Termination. Any such determination by such accounting firm shall be binding upon the Bank and Executive. The fees and expenses of such accounting firm in performing the determinations referred to in this Section shall be paid by the Bank. For the avoidance of doubt, if Executive is eligible for the payment described in this Section, he shall not be eligible for any other severance benefit, inclusive of the benefits described in Section 7(b) hereof.

(e)    A “Change in Control Termination” shall mean (i) termination of Executive’s employment within twelve (12) months after a Change in Control (as defined below) for any reason other than death, “permanent incapacity”, “Cause” (as defined in Section 6(a)(iii) of this agreement), or (ii) Executive’s resignation from the Bank for any reason within twelve (12) months after the Change in Control.

(f)    “Change in Control” shall mean the first to occur of any of the following events from and after the date of this Agreement:

(i)	Any person, entity or a “group” (as defined in Section 13(d)(3) of the Security Exchange Act, as amended (the “Exchange Act”)) becomes the beneficial owner, directly or indirectly of securities of Bancshares or the Bank representing 50% or more of: (1) the then outstanding shares of common stock of Bancshares or the Bank, as applicable; (2) the combined voting power of Bancshares or the Bank’s then outstanding securities, as applicable; or (3) the fair market value of all Bancshares or the Bank’s then outstanding securities, as applicable; provided, however, if any person, entity or group is considered to own more than 50% of (1) the then outstanding shares of common stock of Bancshares or the Bank, as applicable; (2) the combined voting power of Bancshares or the Bank’s then outstanding securities, as applicable; or (3) the fair market value of all Bancshares or the Bank’s then outstanding securities, as applicable, the acquisition of additional securities by the same person, entity or group shall not be deemed to be a Change in Control; or

(ii)

The consummation of a merger or consolidation of Bancshares or the Bank with any other entity other than (1) a merger or consolidation which would result in the voting securities of Bancshares or the Bank outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) 50% or more of the combined voting power of the voting securities of Bancshares or the Bank or such surviving entity or any parent hereof outstanding immediately after such merger or consolidation, or (2) a merger or consolidation effected to implement a recapitalization of Bancshares or the Bank (or similar transaction) in which no person, entity or “group” (as defined in Section 13(d)(3) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of securities of Bancshares or the Bank representing 50% or more of (1) the then outstanding shares of common stock of Bancshares or the Bank; (2) the combined voting power of Bancshares or the Bank’s then outstanding securities; or (3) the fair market value of all Bancshares or the Bank’s then outstanding securities; or

(iii)	The sale or disposition of all or substantially all of the assets of Bancshares or the Bank, as applicable;

Notwithstanding the foregoing, no “Change in Control” shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the holders of the common stock of Bancshares or the Bank immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of Bancshares or the Bank immediately following such transaction or series of transactions.

For purpose of this Section, “beneficial ownership” shall be determined in accordance with Rule 13d-3 under the Exchange Act.

8.    Internal Revenue Code Section 409A.

(a)    It is intended that this Agreement will comply with Section 409A of the Code and any regulations and guidelines issued thereunder (collectively, “Section 409A”) to the extent this Agreement is subject thereto. This Agreement shall be interpreted on a basis consistent with such intent.

(b)    If any payments or benefits provided to the Executive by the Bank, either per this Agreement or otherwise, are non-qualified deferred compensation subject to, and not exempt from, Section 409A (“Subject Payments”), the following provisions shall apply to such payments and/or benefits:

(c)    For payments and benefits triggered by termination of employment, reference to the Executive’s “termination of employment” (and corollary terms) with the Bank shall be construed to refer to the Executive’s “separation from service” from the Bank (with such phrase determined under Treas. Reg. Section 1.409A-1(h), as uniformly applied by the Bank) in tandem with the termination of his employment with the Bank.

(d)    If the Executive is deemed on the date of his “separation from service” to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A-l(i)), then with regard to any payment that is required to be delayed pursuant to Internal Revenue Code Section 409A(a)(2)(B) (the “Delayed Payments”), such payment shall not be made prior to the earlier of (i) the expiration of the six (6) month period measured from the date of his “separation from service” and (ii) the date of his death. Any payments other than the Delayed Payments shall be paid in accordance with the normal payment dates specified herein. In no case will the delay of any of the Delayed Payments by the Bank constitute a breach of the Bank’s obligations to the Executive.

(e)    The Executive’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Bank.

(f)    Notwithstanding any other provision of this Agreement to the contrary, in no event shall any Subject Payment be subject to offset by any other amount unless otherwise permitted by Section 409A.

(g)    Notwithstanding anything herein to the contrary, in regard to Subject Payments, the definition of Change in Control set forth herein shall not be broader than the definition of “change in control event” as set forth under Section 409A, and if a transaction or event does not otherwise fall within such definition of “change of control event,” it shall not be deemed a Change in Control.

(h)    To the extent that any reimbursement or in-kind benefits are Subject Payments: (x) the amount eligible for reimbursement or in-kind benefit in one calendar year may not affect the amount eligible for reimbursement or in-kind benefit in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (y) the right to reimbursement or an in-kind benefit is not subject to liquidation or exchange for another benefit, and (z) subject to any shorter time periods provided herein, any such reimbursement of an expense or in-kind benefit must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.

(i)    If an amendment of this Agreement is necessary in order for it to comply with Section 409A, the Executive and the Bank agree to negotiate in good faith to amend this Agreement in a manner that preserves the original intent of the parties to the extent reasonably possible. No action or failure by the Bank in good faith to act, pursuant to this Section 20, shall subject the Bank to any claim, liability, or expense, and the Bank shall not have any obligation to indemnify or otherwise protect the Executive from the obligation to pay any taxes pursuant to Section 409A. The Bank does not make any representations as to the personal income tax treatment of any severance payments or other benefits provided to the Executive.

9.    Miscellaneous.

(a)    Entire Agreement. This Agreement constitutes the entire agreement between the parties and may not be changed except by a writing duly executed and delivered by the parties hereto.

(b)    Governing Law. This Agreement is governed by and shall be construed in accordance with the laws of the State of Kansas, without giving effect to its conflicts of laws principles.

(c)    Survival. Except as otherwise provided in this Agreement, upon the termination of this Agreement, the obligations of the Bank and Executive contained in Sections 5 and 6 shall survive and remain in effect.

(d)    Enforcement. In view of the substantial harm which will result from the breach by Executive of any of the covenants contained in Section 5 the parties agree that such covenants shall be enforced to the fullest extent permitted by law. Accordingly, if, in any judicial proceeding, a court shall determine that such covenants are unenforceable because they cover too extensive a geographic area or survive for too long a period of time, or for any other reason, then the parties intend that such covenants shall be deemed to cover such maximum geographic area and maximum period of time and shall otherwise be deemed to be limited in such manner as will permit enforceability by such court. If any term or provision of this Agreement or the application thereof to any circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application to other persons and circumstances shall not be affected thereby and each term and provision hereof shall be enforced to the fullest extent permitted by law.

(e)    Remedies. Executive agrees that his breach of any of the provisions of Section 5 above will cause irreparable damage to the Bank and that the recovery by the Bank of money damages will not alone constitute an adequate remedy for such breach. Accordingly, Executive agrees that such provisions may be specifically enforced against him, in addition to any other rights or remedies available to the Bank on account of any such breach, and Executive hereby waives the defense in any equitable proceeding that there is an adequate remedy at law for any such breach and agrees that injunctive or other equitable relief will not constitute any hardship upon Executive.

(f)    Assignment. The rights and obligations of the parties to this Agreement shall not be assignable, except that the rights and obligations of the Bank hereunder shall be assignable to any successor of the Bank upon a merger, reorganization or recapitalization or any entity that acquires substantially all of the assets of the Bank.

(g)    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument, regardless of whether or not the signatures of all of the parties hereto appear on any single counterpart hereof. For purposes of this Agreement, the Bank and Executive agree that a facsimile or electronically transmitted counterpart bearing the signature of any party to this Agreement shall, absent manifest evidence of fraud, be binding upon such party when actually delivered to the other parties hereto.

(h)    Notices. Unless otherwise provided herein, any and all payments, notices, requests, instructions and other communications required or permitted to be given under this Agreement after the date hereof by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by mail or (except in the case of payments) by facsimile transmission, at the respective addresses or transmission numbers set forth below and shall be effective (i) in the case of personal delivery, electronic transmission, when received; (ii) in the case of mail, upon the earlier of actual receipt or five (5) business days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (iii) in the case of nationally-recognized overnight courier service, one (1) business day after delivery to such courier service together with all appropriate fees or charges and instructions for such overnight delivery. The parties may change their respective addresses and transmission numbers by written notice to all other parties, sent as provided in this Section 9(h). All communications must be in writing and addressed as follows:

If to Executive:

Craig L. Anderson

E-mail:

If to the Bank:

Equity Bank 7701 E. Kellogg, Suite 300 Wichita, Kansas 67207 ATTN: CEO

E-mail:

Cc: Human Resources

Or such other addresses as will be furnished in writing by the parties.

(i)    Remedies Cumulative; No Waiver. No remedy conferred upon either party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by either party in exercising any right, remedy, or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy, or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in such party’s sole discretion.

(j)    Arbitration. Subject to Section 9(e) hereof, any dispute, controversy, or claim arising out of or relating to this Agreement or breach thereof, or arising out of or relating in any way to the employment of Executive or the termination thereof, shall be submitted to arbitration in accordance with the Employment Dispute Arbitration Rules of the American Arbitration Association. The arbitration proceedings shall be held in the either Butler County, Kansas, or Sedgwick County, Kansas. Judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction. In reaching his decision, the arbitrator shall have no authority to ignore, change, modify, add to or delete from any provision of this Agreement, but instead is limited to interpreting this Agreement. The parties specifically acknowledge that the Arbitrator must award fees, including attorneys’ fees, and costs of the arbitration to the prevailing party in any such proceeding.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EXECUTIVE

/s/ Craig L. Anderson
Craig L. Anderson

EQUITY BANK

By:	/s/ Brad Elliott
Brad Elliott Chairman/CEO